SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant          |X|

Filed by a Party other than the Registrant   |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement               |_|   Confidential, For Use of
                                                      the Commission Only (as
                                                      permitted by Rule
                                                      14a-6(e)(2)

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-(11(c) or Rule 14a-12

                                    PDI, INC.
                (Name of Registrant as Specified in Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the registrant)


Payment of Filing Fee (Check the appropriate box):

|X|   No Fee required

                               [LETTERHEAD OF PDI]

                                                  Charles T. Saldarini
                                                  Vice Chairman of the Board and
                                                  Chief Executive Officer


June 14, 2002

Dear  Stockholder:

      You are invited to attend the Annual Meeting of Stockholders of PDI, Inc. to be held on July 18, 2002, at 10:30 A.M., Eastern time, at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495.

      At this year's meeting you will be asked to elect two directors; to authorize an amendment to our 2000 Omnibus Incentive Compensation Plan increasing the number of common shares issuable thereunder; and to ratify the selection of the Company's independent auditors. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

      Your Board of Directors unanimously believes that the election of its nominees for directors, the amendment to our 2000 Omnibus Incentive Compensation Plan and the ratification of its selection of independent auditors are in the best interests of PDI and its stockholders, and, accordingly, recommends a vote FOR the election of the nominees for director and FOR proposals 2 and 3.

      In addition to the formal business to be transacted at the Annual Meeting, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders. I personally look forward to greeting those PDI stockholders able to attend the meeting.

      Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

      Thank you.


                                                     Sincerely,



                                                     Charles T. Saldarini
                                                     Vice Chairman of the Board,
                                                       Chief Executive Officer

                                    PDI, INC.

                              10 Mountainview Road
                      Upper Saddle River, New Jersey 07458

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 18, 2002

                                   ----------

To the Stockholders of
   PDI, Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PDI, Inc. (the "Company") will be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on July 18, 2002 at 10:30 a.m. Eastern time, for the following purposes:

      1. To elect two Class III Directors for the ensuing three years.

      2. To consider and approve an amendment to the PDI 2000 Omnibus Incentive Compensation Plan increasing the number of shares of common stock available for issuance thereunder.

      3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2002.

      4. To consider and take action upon such other matters as may properly come before the meeting or any adjournments thereof.

      The close of business on June 13, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

      All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, in enclosed for your convenience.

                                            By Order of the Board of Directors



                                            Bernard C. Boyle, Secretary

Dated: June 14, 2002

                                    PDI, INC.

                              10 Mountainview Road
                      Upper Saddle River, New Jersey 07458

                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PDI, Inc. (the "Company") of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on July 18, 2002 at 10:30 a.m., Eastern time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

      The approximate date on which this Proxy Statement and the accompanying form of proxy will be mailed to the Company's stockholders is June 14, 2002. The Company's 2001 Annual Report, including financial statements, is being mailed to stockholders along with this Proxy Statement, but should not be regarded as proxy soliciting material. The principal executive offices of the Company are located at 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

Record Date and Quorum

      Stockholders of record at the close of business on June 13, 2002 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 14,107,762 shares of common stock of the Company outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of common stock outstanding on the record date is present at the meeting in person or by proxy.

Voting of Proxies

      The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for election of the two Class III director nominees named in this Proxy Statement; (ii) for approval of the amendment to the PDI 2000 Omnibus Incentive Compensation Plan to increase the number of shares available for issuance thereunder from 1,500,000 to 2,200,000; (iii) for ratification of the selection of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending

December 31, 2002; and (iv) in the proxyholders' discretion on such other business as may come before the meeting and any adjournments of the meeting.

      All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company's Bylaws and Delaware law:
(1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions or non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

Revocability of Proxy

      A stockholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted by (i) submitting to the Company a properly executed proxy bearing a later date, (ii) submitting to the Company a written revocation of the proxy, or (iii) voting in person at the Annual Meeting.

Expenses of Solicitation

      The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the Proxy Statement, the proxy and any additional soliciting materials sent by the Company to stockholders. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      The Board of Directors consists of six members and is divided into three classes, with two Directors in each class. Directors serve for three-year terms with one class of directors being elected by the Company's stockholders at each annual meeting.

      At the Annual Meeting, two Class III Directors will be elected to serve until the annual meeting of stockholders in 2005 and until each Director's successor is elected and qualified. The Board of Directors has nominated Jan Martens Vecsi and John C. Federspiel for reelection as the Class III Directors. The accompanying form of proxy will be voted for the election of Jan Martens

Vecsi and John C. Federspiel as Directors, unless the proxy contains contrary instructions. Management has no reason to believe that either Ms. Vecsi or Mr. Federspiel will not be a candidate or will be unable to serve. However, in the event that either should become unable or unwilling to serve as Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

      A plurality of votes of the holders of shares of common stock present in person or by proxy at the meeting is required for the election of directors.

                       The Board of Directors Recommends a
                Vote FOR the Election of the Foregoing Nominees.

                                 PROPOSAL NO. 2

                   APPROVAL OF AMENDMENT TO OMNIBUS INCENTIVE
                 COMPENSATION PLAN TO INCREASE AUTHORIZED SHARES

      The Board of Directors on May 15, 2002 adopted resolutions approving an amendment to the PDI's 2000 Omnibus Incentive Compensation Plan to increase the number of shares available for issuance thereunder from 1,500,000 to 2,200,000 million shares and directing that the proposed amendment be submitted to a vote of the stockholders at the Annual Meeting. The Board of Directors determined that the amendment is in the best interests of the Company and unanimously recommends approval by the stockholders.

Background and Reasons for the Proposal

      At the Annual Meeting of Stockholders held on June 7, 2000, the PDI, Inc. 2000 Omnibus Incentive Compensation Plan (the "Omnibus Plan") was approved by stockholders. The purpose of the Omnibus Plan is to provide a flexible framework that permits the Board to develop and implement a variety of stock-based incentive compensation programs based on changing needs of the Company in its competitive market and regulatory climate. The specific programs are intended to enhance the Company's ability to attract and retain qualified personnel and provide the motivation to improve the long-term performance of the Company and its subsidiaries.

      The maximum number of shares as to which awards or options may, at any time, be granted under the Omnibus Plan is 1,500,000 shares of PDI common stock. At June 5, 2002, incentive stock options covering 1,193,745 shares were issued and outstanding under the Omnibus Plan, 44,324 shares had been issued pursuant to restricted stock grants and 177,129 shares had been issued pursuant to the PDI Employee Stock Purchase Program. Accordingly, at June 5, 2002, 84,802 shares remained available for grant and/or issuance under the Omnibus Plan. In order to continue the Company's program of stock-based incentive compensation for its executive officers and employees, the Board of Directors has approved an amendment to the Omnibus Plan increasing the number of shares available for issuance and/or grant thereunder from 1,500,000 to 2,200,000. The Company does not have any current commitments for the issuance of any shares under the Omnibus Plan.

      A plurality of votes of the holders of shares of common stock present in person or by proxy at the meeting is required to approve the amendment to the 2000 PDI Omnibus Incentive Compensation Plan.

        The Board of Directors Recommends a Vote FOR the Approval of the Amendment to the PDI 2000 Omnibus Incentive Compensation Plan Increasing the Number of Shares of common stock Available for Issuance Thereunder.

                                 PROPOSAL NO. 3

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed PricewaterhouseCoopers LLP as independent public accountants for fiscal year 2002. Although stockholder approval is not required, the Company desires to obtain from the stockholders an indication of their approval or disapproval of the Board of Directors' action in appointing PricewaterhouseCoopers LLP as the independent public accountants of the Company and its subsidiaries. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

      A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

Fiscal 2001 Audit Firm Fee Summary

      During fiscal year 2001, the Company retained its independent accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees                                          $   245,200
Financial Information Systems Design and
    Implementation Fees (PeopleSoft)                  3,756,503
All Other Fees*                                         210,441
                                                    -----------
Total                                               $ 4,212,144
                                                    ===========

----------
* Includes transaction and due diligence services fees ($42,851), tax advisory fees ($94,140), Siebel implementation fees ($33,450), accounting advisory services ($9,000) and audit of employee benefit plan fees ($31,000).

      A plurality of votes of the holders of shares of common stock present in person or by proxy at the meeting is required for the ratification of accountants.

      The Board of Directors Recommends a Vote FOR the Ratification of the
        Appointment of PricewaterhouseCoopers LLP for Fiscal Year 2002.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                     FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

      Company stockholders who intend to present proposals at the Company's 2003 annual meeting and that stockholders desire to have included in the Company's proxy materials relating to the meeting must be received by the Company no later than February 14, 2003, which is 120 calendar days prior to the anniversary of the date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

      If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2003 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company's Bylaws (the "Bylaw Deadline"), as described below in the section entitled "Other Matters." If a stockholder gives notice of a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

      Securities and Exchange Commission rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2003 annual meeting is April 30, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2003 annual meeting. Because the Bylaw Deadline cannot be determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2003 annual meeting, and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to the meeting.

      The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals properly presented to the Company prior to the Bylaw Deadline for this year's Annual Meeting.

                                  OTHER MATTERS

      The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Under the

Company's Bylaws, in order to be deemed properly presented, notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not more than 90 and not less than 50 days before the annual meeting. The stockholder's notice must set forth, as to each proposed matter:
(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by such stockholder; (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and
(v) any material interest of the stockholder in such business.

                         INFORMATION REGARDING DIRECTORS

      The following table sets forth the names and ages of the Company's Directors, including the Class III Directors who have been nominated for reelection at the Annual Meeting, based on information furnished by them to the
Company:

           NAME                                              AGE             CLASS           DIRECTOR SINCE
---------------------------                             --------------    -------------     -----------------
John P. Dugan...................................             66               I                   1997
Charles T. Saldarini............................             39               II                  1997
John C. Federspiel(1)(2)........................             48               III                 2001
Gerald J. Mossinghoff(1)........................             66               I                   1998
John M. Pietruski(1)(2).........................             69               II                  1998
Jan Martens Vecsi(2)............................             58               III                 1998

-----------------------

(1)   Member of Audit Committee

(2)   Member of Compensation Committee

      John P. Dugan is our founder, chairman of the Board of Directors and director of strategic planning. He served as our president from inception until January 1995 and as our chief executive officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. and served as its president until 1990. We were a wholly-owned subsidiary of Dugan Farley in 1990 when Mr. Dugan became our sole stockholder. Mr. Dugan was a founder and served as the president of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the board of directors of the Pharmaceutical Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its president from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

      Charles T. Saldarini is our vice chairman and chief executive officer. Joining PDI in 1987, Mr. Saldarini has held positions of ever-increasing responsibility, becoming president of PDI in January 1995 and chief executive officer in November 1997, leading to his present role in June 2000. In his 14 years at PDI, his contributions have spanned the full range of our development. Prior to working at PDI, Mr. Saldarini worked at Merrill Dow Pharmaceuticals. He received a B.A. in political science from Syracuse University in 1985.

      John C. Federspiel became a director in October 2001. Mr. Federspiel is president of Hudson Valley Hospital Center, a 120-bed, short-term, acute care, not-for-profit hospital in Westchester County, New York. Prior to joining Hudson Valley Hospital in 1987, Mr. Federspiel spent an additional 10 years in health administration, during which he held a variety of executive leadership positions. Mr. Federspiel is an appointed Member of the State Hospital Review and Planning Council, and has served as chairman of the Northern Metropolitan Hospital Association, as well as other affiliations. Mr. Federspiel received a B.S. degree from Ohio State University in 1975 and a M.B.A. from Temple University in 1977.

      Gerald J. Mossinghoff became a director in May 1998. Mr. Mossinghoff is a former Assistant Secretary of Commerce and Commissioner of Patents and Trademarks of the Department of Commerce (1981 to 1985) and served as President of Pharmaceutical Research and Manufacturers of America from 1985 to 1996. Since 1997 he has been senior counsel to the law firm of Oblon, Spivak, McClelland, Maier and Newstadt of Arlington, Virginia. Mr. Mossinghoff has been a visiting professor of Intellectual Property Law at the George Washington University Law School since 1997 and Adjunct Professor of Law at George Mason University School of Law since 1997. Mr. Mossinghoff served as U.S. Ambassador to the Diplomatic Conference on the Revision of the Paris Convention from 1982 to 1985 and as Chairman of the General Assembly of the United Nations World Intellectual Property Organization from 1983 to 1985. He is also a former Deputy General Counsel of the National Aeronautics and Space Administration (1976 to 1981). Mr. Mossinghoff received an electrical engineering degree from St. Louis University in 1957 and a juris doctor degree with honors from the George Washington University Law School in 1961. He is a member of the Order of the Coif and is a Fellow in the National Academy of Public Administration. He is the recipient of many honors, including NASA's Distinguished Service Medal and the Secretary of Commerce Award for Distinguished Public Service.

      John M. Pietruski became a director in May 1998. Since 1990 Mr. Pietruski has been the chairman of the board of Texas Biotechnology Corp., a pharmaceutical research and development company. He is a retired chairman of the board and chief executive officer of Sterling Drug Inc. where he was employed from 1977 until his retirement in 1988. Mr. Pietruski is a member of the boards of directors of Hershey Foods Corporation, First Energy Corporation, and Lincoln National Corporation. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in business administration with honors from Rutgers University in 1954 and currently serves as a regent of Concordia College.

      Jan Martens Vecsi became a director in May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, our chairman. Ms. Vecsi was employed by Citibank, N.A. from 1967 through 1996 when she retired. Starting in 1984 she served as the senior human resources officer and vice president of the Citibank Private Bank. Ms. Vecsi received a B.A. in psychology and elementary education from Immaculata College in 1965.

      The Board of Directors is divided into three classes, each containing two directors. Each year the stockholders will elect the members of one of the three classes to a three-year term of office.

Messrs. Dugan and Mossinghoff serve in Class I whose term expires in 2004; Messrs. Saldarini and Pietruski serve in Class II whose term expires in 2003; and Ms. Vecsi and Mr. Federspiel serve in Class III whose term expires in 2002.

Board Of Director Meetings

      During the year ended December 31, 2001, the Board of Directors held seven meetings. During their tenure, the directors standing for re-election attended all of the meetings of the Board of Directors and of the committees on which he or she was a member.

Board Of Director Committees

      In May 1998, the Board of Directors established and has since then maintained an Audit Committee and Compensation Committee. The Audit Committee is currently comprised of Messrs. Mossinghoff (chairperson), Pietruski, and Federspiel; and the Compensation Committee is currently comprised of Ms. Vecsi (chairperson) and Messrs. Federspiel and Pietruski. Each committee member is a non-employee director of the Company. The Audit Committee approves the selection of the Company's independent accountants and meets and interacts with the independent accountants to discuss questions in regard to the Company's financial reporting. In addition, the Audit Committee reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's quarterly and annual operating results, considers the adequacy of the internal accounting procedures and considers the effects of such procedures on the accountant's independence. The Compensation Committee is responsible for reviewing and approving executive compensation programs and has the responsibility for periodically evaluating and modifying the various compensation plans covering such executives. In addition, the Compensation Committee evaluates the performance of the Company's executive employees and determines the salaries and other compensation payable to such persons, consistent with the Company's business and stockholder objectives. During the last full fiscal year, the Compensation Committee met five times and the Audit Committee met eight times, with all members present at each respective Committee meeting.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      None of the Directors serving on the Compensation Committee is an employee of the Company. No Director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a Director of the Company.

Compensation of Directors

      Each non-employee Director receives an annual director's fee of $20,000, payable quarterly in arrears, plus $1,000 for each meeting attended in person and $500 for each telephonic meeting attended, as well as reimbursement for travel costs and other out-of-pocket expenses incurred in attending each Directors' meeting. In addition, committee members receive $500 for each committee meeting attended in person and $200 for each committee meeting attended telephonically. Additionally, pursuant to the Company's Stock Option Plans, on the date of initial election to the

Board of Directors, each non-employee Director receives options to purchase 10,000 shares of common stock exercisable at the fair market value on the date of grant. These options will vest one-third on the date of grant and one-third at the end of each subsequent year of service on the Board of Directors. In addition, each non-employee Director will receive options to purchase an additional 7,500 shares of common stock annually on the date of the Company's annual stockholders' meeting. Such options will have an exercise price equal to the fair market value of the common stock on the date of grant and will vest one-third upon grant and one-third on each of the first and second anniversary of the date of grant.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

      The following table sets forth the names, ages and principal position, of the executive officers of the Company:

NAME                                         AGE                                  POSITION
---------------------------------------    --------    --------------------------------------------------------------------------
John P. Dugan........................        66        Chairman of the Board of Directors and director of strategic planning

Charles T. Saldarini.................        39        Chief executive officer and vice chairman of the Board of Directors

Steven K. Budd.......................        45        President and chief operating officer

Bernard C. Boyle.....................        58        Chief financial officer, executive vice president, secretary and treasurer

Robert R. Higgins....................        59        Executive vice president -- contract sales and medical education solutions

Christopher Tama.....................        43        Executive vice president -- copromotion and lifecycle extension solutions

Stephen P. Cotugno...................        42        Executive vice president-- corporate development and investor relations

Leonard Mormando.....................        62        Executive vice president-- corporate operations and support

      The principal occupation and business experience for at least the last five years for each current executive officer is set forth below (except for Messrs. Dugan and Saldarini, each of whose business experience is discussed above).

      Steven K. Budd has served as our president and chief operating officer since June 2000. Mr. Budd oversees the management of PDI's operating units and key internal support functions. He also contributes to the development of PDI's strategic plans and serves on our executive leadership team. Mr. Budd joined us in April 1996 as vice president, account group sales. He became executive vice president in July 1997, chief operating officer in January 1998, and our president in June 2000. From January 1994 through April 1995, Mr. Budd was employed by Innovex, Inc., as director of new business development. From 1989 through December 1993, he was employed by Professional Detailing Network (subsequently known as Nelson Professional Sales, a division of Nelson Communications, Inc. and now a division of Publicis S.A.), as vice president with responsibility for building sales teams and developing marketing strategies. Mr. Budd received a B.A. in history and education from Susquehanna University in 1978.

      Bernard C. Boyle has served as our chief financial officer and executive vice president since March 1997. In 1990, Mr. Boyle founded BCB Awareness, Inc., a firm that provided management advisory services, and served as its president until March 1997. During that period he was also a partner in Boyle & Palazzolo, Partners, an accounting firm. From 1982 through 1990 he served as controller and then chief financial officer and treasurer of William Douglas McAdams, Inc., an advertising agency. From 1966 through 1971, Mr. Boyle was employed by the national accounting firm then known as Coopers & Lybrand L.L.P. as supervisor/senior audit staff. Mr. Boyle received a B.B.A. in accounting from Manhattan College in 1965 and an M.B.A. in corporate finance from New York University in 1972.

      Robert R. Higgins became our executive vice president-contract sales and medical education solutions in January 2002. Prior to that, Mr. Higgins served as executive vice president-client programs. He joined us in a field management capacity in August 1996 and became vice president in 1997. From 1965 to 1995, Mr. Higgins was employed by Burroughs Wellcome Co., where he was responsible for building and managing sales teams and developing and implementing marketing strategies. After he left Burroughs Wellcome and before he joined us, Mr. Higgins was self-employed. Mr. Higgins received a B.S. in biology from Kansas State University in 1964, and an M.B.A. from North Texas State University in 1971.

      Christopher Tama joined us as executive vice president-copromotion and lifecycle extension solutions in January 2000. Mr. Tama has responsibility for PDI's at risk programs involving integrated sales and marketing solutions. Prior to joining us, Mr. Tama spent 19 years with Pharmacia & Upjohn, Searle and Novartis where he held various marketing and sales positions. Most recently he was vice president-marketing for Novartis' central nervous system therapeutic area. His marketing and sales experience range many different therapeutic areas, both in primary care and specialty markets. He received a B.A. in economics from Villanova University in 1981.

      Stephen P. Cotugno became our executive vice president-corporate development and investor relations in January 2000. He joined us as a consultant in 1997 and in January 1998 he joined us as vice president-corporate development. Prior to joining us, Mr. Cotugno was an independent financial consultant. He received a B.A. in finance and economics from Fordham University in 1981.

      Leonard Mormando became our executive vice president-corporate operations and support for PDI in September 2000. Mr. Mormando joined us in 1997 as the executive director of training and development. In 1998, he was promoted to vice president training and development & recruiting and hiring. Prior to joining PDI, Mr. Mormando spent 32 years at Ciba Geigy Pharmaceuticals, including ten years as director of U.S. training where he was responsible for training over 5,000 sales representatives. Mr. Mormando is a member of the National Society of Professional Sales Trainers since 1982.

                       COMPENSATION OF EXECUTIVE OFFICERS

         Summary compensation. The following table sets forth certain information concerning compensation paid for services in all capacities awarded to, earned by or paid to our chief executive officer and the other four most highly compensated executive officers during 2001, 2000 and 1999 whose aggregate compensation exceeded $100,000.

                                          Annual compensation                Long-term compensation
                                          -------------------                ----------------------
                                                                                            Shares of
                                                                                              common
                                                              Other         Restricted        stock
                                                              annual          stock         underlying     All other
Name and Principal Position      Salary        Bonus       compensation     awards(1)        options      compensation
---------------------------      ------        -----       -------------    -----------     ----------    ------------
Charles T. Saldarini
Vice chairman and chief
executive officer
    2001................        $336,864     $179,212        $ 6,264         $    --          34,066        $  5,250
    2000................         294,594      506,731          8,713              --             --            6,203
    1999................         283,254      450,000          5,657              --             --            2,145

Steven K. Budd
President and chief
operating officer
    2001................         262,500      103,819          2,537           44,494         23,338           4,200
    2000................         225,000      243,003          2,891          104,144            --            4,744
    1999................         182,053      216,409          2,229           83,591         25,000           3,524

Bernard C. Boyle
Chief financial officer,
executive vice president,
secretary and treasurer
    2001................         232,292       93,863          4,455           40,227         19,900           4,646
    2000................         187,500      207,211          4,706           88,805            --            4,010
    1999................         167,975      180,180          3,350           77,220         20,000           3,256


Robert R. Higgins
Executive vice president
    2001................         172,917       68,873          3,435           29,517         10,952           3,458
    2000................         141,667      114,042          3,456           48,875            --            3,000
    1999................         125,567       73,238          1,977           31,387         15,000           2,396

Christopher Tama(2)
Executive vice president
    2001................         189,583       75,561          2,649           32,383         20,168           2,917
    2000................         167,708      210,000          1,828           90,000          5,000             --
    1999................             --           --             --               --             --              --

------------------------
(1) For the years ended December 31, 2001, 2000 and 1999, a portion of the named executive officers' annual bonus was paid in restricted stock. The number of shares were calculated by dividing the portion of bonus expense attributable to restricted stock by a trailing 20-day average stock price on December 31, 2001, 2000 and 1999, which was $20.47, $99.42 and $27.25, respectively. The fair market value of the shares owned by the named executive officers on December 31, 2001, based upon the closing price of our common stock of $22.32 on that date, was as follows: Mr. Budd -- $140,348 (6,288 shares); Mr. Boyle -- $127,023 (5,691 shares); Mr. Higgins -- $68,835 (3,084 shares); and Mr. Tama -- $55,510
(2,487 shares).

(2) Mr. Tama joined us as executive vice president in January 2000.

      Option grants. The following table sets forth certain information regarding options granted by us in 2001 to each of the executives named in the Summary Compensation Table.

                                                                         Option Grants in Last Fiscal Year
                                      ----------------------------------------------------------------------------------------------
                                                       Individual Grants                                     Potential Realizable
                                      --------------------------------------------------                        Value at Assumed
                                       Number of       Percent of                                            Annual Rates of Stock
                                        Shares         Total Options                                          Price Appreciation
                                      Underlying         Granted              Exercise                        for Option Term (1)
                                        Options        to Employees             Price       Expiration    --------------------------
               Name                    Granted         in Fiscal Year         ($/share)        Date           5%             10%
---------------------------------     -----------    -------------------    -------------   ----------    ----------     -----------
Charles T. Saldarini.............      34,066              6.2%               $59.50         2/14/11      $1,274,724     $3,230,400
Steven K. Budd...................      23,338              4.3%                59.50         2/14/11         873,290      2,213,088
Bernard C. Boyle.................      19,900              3.6%                59.50         2/14/11         744,643      1,887,071
Robert R. Higgins................      10,952              2.0%                59.50         2/14/11         409,815      1,038,553
Christopher Tama.................      20,168              3.7%                59.50         2/14/11         754,671      1,912,485

(1) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration date of the options. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to the date of this proxy statement.

      Option exercises and year-end option values. The following table provides information with respect to options exercised by the Named Executive Officers during 2001 and the number and value of unexercised options held by the Named Executive Officers as of December 31, 2001.

    Aggregated Option Exercise in Last Fiscal Year and Year-End Option Values

                                                                     Number of Shares Underlying       Value of Unexercised In-the-
                                                                    Unexercised Options at Fiscal         Money Options At Fiscal
                                                                               Year-End                        Year-End (2)
                                                                   -------------------------------     -----------------------------
                         Shares Acquired
Name                     on Exercise (#)     Value Realized (1)    Exercisable       Unexercisable     Exercisable     Unexercisable
----                     ---------------     ------------------    -----------       -------------     -----------     -------------
Charles T. Saldarini           --                   --                   --               34,066              --             --
Steven K. Budd                 --                   --               16,667               31,671              --             --
Bernard C. Boyle               --                   --               13,333               26,567              --             --
Robert R. Higgins              --                   --                7,500               15,952         $15,800             --
Christopher Tama               --                   --                1,667               23,501              --             --

----------
(1) For the purposes of this calculation, value is based upon the difference between the exercise price of the options and the stock price at date of exercise.

(2) For the purposes of this calculation, value is based upon the difference between the exercise price of the exercisable and unexercisable options and the stock price at December 31, 2001 of $22.32 per share.

Employment Contracts

      In January 1998, we entered into an agreement with John P. Dugan providing for his appointment as chairman of the board and director of strategic planning. The agreement provides for an annual salary of $125,000.

      In November 2001, we entered into an employment agreement with Charles T. Saldarini providing for his employment as our chief executive officer and vice chairman of the board for a term expiring on October 31, 2005 subject to automatic one-year renewals unless either party gives written notice one-year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $350,000 and for participation in all executive benefit plans. The agreement also provides that Mr. Saldarini will be entitled to bonus and incentive compensation awards as determined by the compensation committee. Further, the agreement provides, among other things, that, if Mr. Saldarini's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), we will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

      In November 2001, we entered into an amended and restated employment agreement with Steven K. Budd providing for his employment as our president and chief operating officer for a term expiring on April 30, 2005 subject to automatic one-year renewals unless either party gives written notice one-year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $275,000 and for participation in all executive benefit plans. The agreement also provides that Mr. Budd will be entitled to bonus and incentive compensation awards as determined by the compensation committee. Further, the agreement provides, among other things, that, if Mr. Budd's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), we will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

      In November 2001, we entered into an amended and restated employment agreement with Bernard C. Boyle providing for his employment as our executive vice president and chief financial officer for a term expiring on April 30, 2004 subject to automatic one-year renewals unless either party gives written notice one-year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides that Mr. Boyle will be entitled to bonus and incentive compensation awards as determined by the compensation committee. Further, the agreement provides, among other things, that, if Mr. Boyle's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), we will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

      In November 2001, we entered into an amended and restated employment agreement with Stephen P. Cotugno providing for his employment as our executive vice president - corporate development and investor relations for a term expiring on November 30, 2004 subject to automatic one-year renewals unless either party gives written notice one-year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans. The agreement also provides that Mr. Cotugno will be entitled to bonus and incentive compensation awards as determined by the compensation committee. Further, the agreement provides, among other things, that, if Mr. Cotugno's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), we will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

      In January 2000, we entered into an employment agreement with Mr. Tama providing for his employment as executive vice president - copromotion and lifecycle extension solutions. Mr. Tama's agreement terminates on December 31, 2002. The agreement is subject to automatic one-year renewals unless either party gives written notice 180 days prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $175,000 and for Mr. Tama's participation in all executive benefit plans. The agreement also provides that Mr. Tama is entitled to bonus and incentive compensation awards as determined by the compensation committee. The agreement also provides, among other things, that, if we terminate the employee's employment without cause (as defined) or the employee terminates his employment for good reason (as defined), we will pay the employee an amount equal to the salary which would have been payable over the unexpired term of the employment agreement.

Stock compensation plans

   2000 Omnibus Incentive Compensation Plan

      On May 5, 2000 our Board of Directors approved our 2000 Omnibus Incentive Compensation Plan. The purpose of the Omnibus Plan is to provide a flexible framework that will permit the board to develop and implement a variety of stock-based incentive compensation programs based on our changing needs, our competitive market and the regulatory climate. The maximum number of shares as to which awards or options may at any time be granted under the Omnibus Plan is
1.5 million shares of our common stock. The Omnibus Plan is administered by the compensation committee of the board, which is responsible for developing and implementing specific stock-based plans that are consistent with the intent and specific terms of the framework created by the Omnibus Plan. Eligible participants under the Omnibus Plan include our officers and other employees, members of our board, and outside consultants. The right to grant awards under the Omnibus Plan will terminate upon the expiration of 10 years after the date the Omnibus Plan was adopted. No participant may be granted more than 100,000 shares of company stock from all awards under the Omnibus Plan.

   1998 Stock Option Plan

      In order to attract and retain persons necessary for our success, in March 1998, our Board of Directors adopted our 1998 stock option plan reserving for issuance up to 750,000 shares. Officers, directors, key employees and consultants are eligible to receive incentive and/or non-qualified stock options under this plan. The plan, which has a term of ten years from the date of its adoption, is administered by the compensation committee. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options is determined by the compensation committee in its sole discretion. Incentive stock options granted under the plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive stock option granted under the plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

      At March 31, 2002, options for an aggregate of 1,630,257 shares were outstanding under our stock option plans, including 59,668 granted to Charles T. Saldarini, our chief executive officer and vice chairman, 69,526 granted to Steven K. Budd, our president and chief operating officer, 59,056 granted to Bernard C. Boyle, our chief financial officer, 37,508 granted to Robert R. Higgins, our executive vice president -- contract sales and medical education solutions, and 40,589 granted to Christopher Tama, our executive vice president -- copromotion and lifecycle extension solutions. The outstanding options also include 26,250 granted to each of Gerald J. Mossinghoff, John M. Pietruski and Jan Martens Vecsi, and 10,000 to John C. Federspiel, our outside directors. In addition, as of March 31, 2002, options to purchase 328,659 shares of common stock had been exercised.

401(k) plan

      We maintain one 401(k) retirement plan (the "PDI plan") intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code. The PDI plan is a defined contribution plan. Under the PDI plan, we committed to make mandatory cash contributions to the 401(k) plan to match employee contributions up to a maximum of 2% of each participating employee's annual base wages. In addition we can make discretionary contributions to this plan. There is no option for employees to invest any of their 401(k) funds in our common stock. Our contribution to the 401(k) plan for 2001 was approximately $1.6 million.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2002 by:

      o each person known to us to be the beneficial owner of more than 5% of our outstanding shares; o each of our directors;

      o each executive officer named in the Summary Compensation Table above;

      o     all of our directors and executive officers as a group.

      Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them. All information with respect to beneficial ownership has been furnished to us by the respective stockholder. The address for each of Messrs. Dugan and Saldarini is c/o PDI, Inc., 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

                                                                  Number of Shares            Percentage of Shares
Name of Beneficial Owner                                        Beneficially Owned(1)          Beneficially Owned
------------------------                                       ------------------------       --------------------
Executive officers and directors:
John P. Dugan.............................................          4,909,878                       35.0%
Charles T. Saldarini......................................            811,355 (2)                    5.8%
Steven K. Budd............................................             31,736 (3)                     *
Bernard C. Boyle..........................................             25,659 (4)                     *
Robert Higgins............................................             14,237 (5)                     *
Christopher Tama..........................................             12,543 (6)                     *
John M. Pietruski.........................................             25,750 (7)                     *
Jan Martens Vecsi.........................................             23,750 (8)                     *
Gerald J. Mossinghoff.....................................             23,750 (8)                     *
John C. Federspiel........................................              3,333 (8)                     *
All executive officers and directors as a group (12 persons)        5,909,729 (9)                   42.2%

5% stockholders:
Mellon Financial Corporation(10)..........................          1,714,932                       12.2%
 One Mellon Center
 Pittsburgh, PA 15258
Brown Capital Management, Inc.(10)........................          1,237,675                        8.8%
 1201 N. Calvert Street
  Baltimore, MD  21202
Franklin Resources, Inc.(10)..............................            893,975                        6.4%
 One Franklin Parkway
 San Mateo, CA  94403-1906
Pilgrim Baxter & Associates(10)...........................            884,900                        6.3%
 1400 Liberty Ridge Drive
  Wayne, PA  19087-5593

---------------------
*     Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of May 20, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 11,355 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(3) Includes 24,446 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(4) Includes 19,967 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(5) Includes 11,151 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(6) Includes 10,056 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(7) Includes 23,750 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(8) Represents shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(9) Includes 172,589 shares issuable pursuant to options exercisable within 60 days of May 20, 2002.

(10) This information was derived from the Schedule 13g filed by the reporting person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with our efforts to recruit sales representatives, we place advertisements in various print publications. These ads are placed on our behalf through Boomer & Son, Inc., which receives commissions from the publications. Prior to 1998, B&S was wholly-owned by John P. Dugan, our chairman of the board. At the end of 1997 Mr. Dugan transferred his interest in B&S to his son, Thomas Dugan, and daughter-in-law, Kathleen Dugan. John P. Dugan is not actively involved in B&S; however, his son, Thomas Dugan, is active in B&S. For the year ended December 31, 2001 we purchased approximately $1.1 million of advertising through B&S and B&S received commissions of approximately $126,000. All ads were placed at the stated rates set by the publications in which they appeared. In addition, we believe that the amounts paid to B&S were no less favorable than would be available in an arms-length negotiated transaction with an unaffiliated entity.

      Peter Dugan, the son of John P. Dugan, our chairman of the board, is employed by us as vice president -- corporate marketing and communications. In 2001, compensation paid or accrued to Peter Dugan was $155,028.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to lead and manage the business of the Company in a manner consistent with strategic and financial goals. In order to enhance the effectiveness of the compensation package provided to the Company's executives, the Compensation Committee of the Board of Directors has engaged and consulted with nationally recognized human resource consulting firms, to assist in the review of PDI's current compensation methods, and to make recommendations regarding the modification of the compensation elements within the Executive Compensation package. After careful analysis of the Company's needs and an examination of the competitive practices among peer organizations, the Board of Directors approved the adoption of the Variable Incentive Compensation Plan, an annual incentive plan providing incentives to officers based on performance tied to the success and growth of PDI. In addition, the Board of Directors adopted deferred compensation arrangements, which provide for the deferral of cash compensation by the executive.

      The executive compensation package is made up of a number of key elements which address current and future competitive and performance issues. These include the executive's annual base salary, an annual incentive opportunity under the Variable Incentive Compensation Plan and awards under the Omnibus Incentive Compensation Plan. The Compensation Committee annually considers and makes recommendations to the Board of Directors as to changes in these plans, as well as considering the addition of new compensation components that are consistent with the Company's goal of being an "Employer of Choice." In recommending any changes to the annual compensation of executive officers of the Company, the Compensation Committee considers the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility, and the individual contribution and performance of the executive. While increases in stockholders' value is considered important by the Compensation Committee, the compensation program focuses on the Company's strategic plans, and corporate performance in relation to those plans.

Annual Incentive Program

      The Company's officers, executives and senior management are eligible to participate in PDI's Variable Incentive Compensation Plans ("VICP"). Under the VICP, participants can earn annual awards based on the financial and strategic performance of PDI, their contributions to the success of their functional business area, as well as on their achievement of individual performance objectives. Annual performance measures and relative targets are determined prior to the beginning of each fiscal year, based on PDI's business focus, and may change from year to year. Each Participant's target bonus is expressed as a percentage of his or her base salary. Awards are payable under the VICP only if defined minimum performance levels are met. If performance targets are exceeded, a participant may earn additional VICP awards, determined by the extent that the performance exceeds the target. Awards under the VICP are subject to the determination and final approval of the Compensation Committee.

Deferred Compensation

      In order to complement the total compensation package of its key employees, in December 1999, the Compensation Committee adopted the Officer and Director Deferred Compensation Plans, covering officers, selected highly compensated executives, and members of the Board of Directors. Subsequently, the Committee adopted the Senior Management Deferred Compensation Plan, covering selected senior management. The purpose of each of the Plans is to allow participants to defer receipt of current cash compensation, which would allow them to maximize deferrals that could not otherwise be put into Qualified Plans such as the 401(k). The Plan also allows members of the Board of Directors to defer board fees.

      For each Plan Year of participation, a Participant may make an irrevocable election to defer all or a portion of his or her Cash Compensation. The Company may, but is not required to, make supplemental contributions on a totally discretionary basis. A Participant is immediately 100% vested in his/her account with respect to the Cash Compensation deferred that he/she would have received, had it not been deferred; Company contributions, if any, would vest to the Participant over a five (5) year period. A Deferred Account will be established for each Participant in a Grantor "Rabbi" Trust that tracks deferrals and any interest that may be accrued, and will be held under a trust to be established by and between the Company and a named trustee. All funds within a Participant's Deferred Account remain subject to the claims of the creditors of the Company regardless of vesting, in the event of the Company's bankruptcy or insolvency.

Compensation of the Chief Executive Officer

      Mr. Saldarini's base salary of $336,864 was paid in accordance with his Employment Agreement with the Company entered into in November 2001. Mr. Saldarini's Employment Agreement provides for bonuses and incentive compensation in the discretion of the Board of Directors or a Committee thereof. Based upon the Company's performance in 2001 as measured by specific performance benchmarks established by the Compensation Committee, Mr. Saldarini was awarded a bonus of $179,212 for his performance in 2001. The Compensation Committee evaluated Mr. Saldarini's performance in 2001 in light of adverse regulatory developments which impacted the Company's overall performance and the Company's ability to effectively react to these developments. Mr. Saldarini's bonus for 2000 was $506,731.

      Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless the compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 2002 is also expected to qualify for deductibility. The Company currently intends to structure the performance based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) of the Code with minimal sacrifices in flexibility and corporate objective.

                     SUBMITTED BY THE COMPENSATION COMMITTEE

                           Jan Martens Vecsi, Chairperson
                           John M. Pietruski
                           John C. Federspiel

                            ************************

The foregoing Report of Compensation Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

                             AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in overseeing the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent", as required by applicable listing standards of Nasdaq. The Audit Committee's responsibilities are described in its Charter, adopted by the Board of Directors on August 5, 1998 and amended by the Board of Directors on April 26, 2001.

      In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90 and as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. Management of the Company is responsible for the preparation of the Company's financial statements. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE

                         Gerald J. Mossinghoff, Chairperson
                         John C. Federspiel
                         John M. Pietruski

                             ***********************

The foregoing Report of Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock, based on the market price of the Company's common stock with the total return of companies included within the Nasdaq Stock Market Index and a peer group of companies engaged in contract sales and outsourcing for the pharmaceutical industry (the "Peer Industry Index") for the period commencing May 20, 1998 and ending December 31, 2001. The members of the Peer Industry Index are Boron Lepore & Associates, Inc., Quintiles Transnational Corp. and Ventiv Health, Inc. The calculation of total cumulative return assumes a $100 investment in the Company's common stock, the Nasdaq Stock Market Index and the Peer Industry Index on May 20, 1998, the first day of trading of the Company's common stock, and the reinvestment of all dividends.

[The following data is set forth in graph form]

                                          5/20/98         12/31/98        12/31/99         12/31/00         12/31/01
                                        ------------    -------------    ------------    --------------    ------------
Nasdaq Stock Market Index                 $100.00        $  125.04        $  228.15        $  134.87        $  106.48

Peer Industry Index                       $100.00        $   96.62        $   35.97        $   36.67        $   27.92

PDI, Inc.                                 $100.00        $  130.64        $  138.44        $  489.09        $  103.21

             Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with.

      The Company will provide without charge to each person being solicited by this Proxy Statement, on the written consent of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2001 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to Bernard C. Boyle, Secretary, PDI, Inc., 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

                                        By Order of the Board of Directors


                                        Bernard C. Boyle,  Secretary


June 14, 2002